UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 12, 2011

Angiotech Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

British Columbia	000-30334	98-0226269
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS. Employer Identification No.)

1618 Station Street Vancouver, BC, Canada V6A 1B6

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (604) 221-7676

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introductory Note

As previously disclosed, on January 28, 2011, Angiotech Pharmaceuticals, Inc. (the “Company” or “Angiotech”), together with 0741693 B.C. Ltd., Angiotech International Holdings, Corp., Angiotech Pharmaceuticals (US), Inc., American Medical Instruments Holdings, Inc., NeuColl, Inc., Angiotech BioCoatings Corp., Afmedica, Inc., Quill Medical, Inc., Angiotech America, Inc., Angiotech Florida Holdings, Inc., B.G. Sulzle, Inc., Surgical Specialties Corporation, Angiotech Delaware, Inc., Medical Device Technologies, Inc., Manan Medical Products, Inc. and Surgical Specialties Puerto Rico, Inc. (collectively, the “Angiotech Entities”) voluntarily filed for creditor protection (the “CCAA Proceedings”) under the Companies’ Creditors Arrangement Act (Canada) (the “CCAA”) and an initial order in respect of the CCAA Proceedings was granted by the Supreme Court of British Columbia (the “Canadian Court”). The CCAA Proceedings were commenced in order to implement a recapitalization transaction through a plan of compromise and arrangement (as amended and restated, the “CCAA Plan”) under the CCAA. In order to have the CCAA Proceedings and relief granted therein recognized in the United States, on January 30, 2011, the Angiotech Entities commenced proceedings under Chapter 15 of Title 11 of the United States Code in the United States Bankruptcy Court for the District of Delaware (the “U.S. Bankruptcy Court”).

On May 12, 2011 (the “Effective Date”), the Angiotech Entities successfully implemented the CCAA Plan as previously approved by the Canadian Court on April 6, 2011. On April 7, 2011, the U.S. Bankruptcy Court entered an order recognizing the Canadian Court’s sanctioning of the CCAA Plan. Pursuant to the implementation of the CCAA Plan, the Company’s 7.75% Subordinated Notes due 2014 (the “Subordinated Notes”) were exchanged for new common shares of the Company (the “New Common Shares”) and retired in full, thereby eliminating approximately $250.0 million of the Company’s outstanding indebtedness, plus the accrued and unpaid interest thereon. In addition, pursuant to the terms of the CCAA Plan, all of the Company’s existing common shares and options to acquire common shares were cancelled without any payment or consideration therefor.

In connection with the implementation of the CCAA Plan, on the Effective Date, the Company also closed its offer to exchange (the “Exchange Offer”) all of its existing Senior Floating Rate Notes due 2013 (the “Existing Notes”) for new Senior Secured Floating Rate Notes due 2013 (the “New Notes”). A total of $324,975,000 aggregate principal amount of the Existing Notes were validly tendered and accepted for exchange by the Company. The Existing Notes that were validly tendered and accepted for exchange by the Company constituted 99.99% of the outstanding aggregate principal amount of the Existing Notes.

Item 1.01. Entry into a Material Definitive Agreement.

In accordance with the implementation of the CCAA Plan, the Company entered into the following material agreements as of the Effective Date:

Exit Facility

On the Effective Date, the Company entered into a $28.0 million senior secured credit facility (the “Exit Facility”) with the lenders signatory thereto and Wells Fargo Capital Finance, LLC as arranger and administrative agent (“Wells Fargo”).

The Exit Facility provides the Company with up to $28.0 million in aggregate principal amount (subject to a borrowing base, certain reserves and a requirement to keep at least $5.0 million of excess availability at all times) of revolving loans to fund working capital requirements. Borrowings under the Exit Facility are subject to a borrowing base formula based on certain balances of: eligible inventory, accounts receivable, real property, securities and intellectual property, net of applicable reserves.

Borrowings under the Exit Facility are secured by certain assets held by certain of the Company’s subsidiaries (the “Exit Guarantors”). Under the terms of the Exit Facility, the Company’s Exit Guarantors irrevocably and unconditionally jointly and severally guarantee: (a) the punctual payment; whether at stated maturity, by acceleration or otherwise; of all borrowings; including principal, interest, expenses or otherwise; when due and payable; and (b) the fulfillment of and compliance with all terms, conditions and covenants under the Exit Facility and all other related loan documents. The Company’s Exit Guarantors also agree to pay any and all expenses that Wells Fargo may incur in enforcing its rights under the guarantee.

Borrowings under the Exit Facility bear interest at a rate equal to, at the Company’s option, either (a) the Base Rate (as defined in the Exit Facility to include a floor of 4.0%) plus either 3.25% or 3.50%, depending on the availability the Company had under the Exit Facility on the date of determination or (b) the LIBOR Rate (as defined in the Exit Facility to include a floor of 2.25%) plus either 3.50% or 3.75%, depending on the availability the Company has under the Exit Facility on the date of determination. If the Company defaults on its obligations under the Exit Facility, Wells Fargo also has the option to implement a default rate of an additional 2% above the already applicable interest rate. In addition to interest, the Company is required to pay an unused line fee of 0.5% per annum in respect to the unutilized commitments.

In addition to certain customary affirmative and negative covenants, including, but not limited to those related to the incurrence of additional indebtedness, asset sales, the incurrence of liens, and the making of certain investments, dividends and distributions, the Exit Facility also requires the Company to comply with a specified minimum Adjusted EBIDTA, maintain $10.0 million in excess availability plus qualified cash and comply with a minimum fixed charge coverage ratio. The Exit Facility contains certain customary events of default including but not limited to those for failure to comply with covenants, commencement of insolvency proceedings and defaults under the Company’s other indebtedness.

The above description of the Exit Facility does not purport to be a complete statement of the parties’ rights and obligations thereunder and is qualified in its entirety by reference to the Exit Facility, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference. Any information disclosed in this Current Report on Form 8-K or the exhibits hereto shall not be construed as an admission that such information is material.

Indenture

On the Effective Date, the Company closed the Exchange Offer and entered into an indenture with certain of its subsidiaries and Deutsche Bank National Trust Company, as trustee, governing the New Notes (the “Indenture”). The New Notes were issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended, as set forth in Section 3(a)(9) thereunder. The New Notes will bear interest at a rate of LIBOR plus 3.75%, subject to a LIBOR floor of 1.25%, which rate will be reset quarterly. Interest on the New Notes will be payable quarterly in arrears on March 1, June 1, September 1 and December 1, commencing on June 1, 2011.

The New Notes are guaranteed by the Company’s existing and future subsidiaries that guarantee the obligations under the Exit Facility. The New Notes will be secured by second-priority liens and security interests over the assets, property and undertakings of the Company and certain of its subsidiaries that currently or in the future secure the obligations under the Exit Facility, hedging obligations and cash management obligations.

As of the Effective Date, the Company may redeem all or any part of the New Notes upon not less than 30 nor more than 60 days’ notice, at the following redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest on the New Notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on the dates indicated below, subject to the rights of holders of the New Notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage
December 1, 2010	101.000%
December 1, 2011 and thereafter	100.000%

The above description of the Indenture does not purport to be a complete statement of the parties’ rights and obligations thereunder and is qualified in its entirety by reference to the Indenture, a copy of which is attached to this Current Report on Form 8-K as Exhibit 4.1 and is incorporated herein by reference. Any information disclosed in this Current Report on Form 8-K or the exhibits hereto shall not be construed as an admission that such information is material.

Supplemental Indenture

As part of the Exchange Offer, the Company solicited consents of the holders of the Existing Notes to amend the terms of the indenture governing the Existing Notes (the “Existing FRN Indenture”) to eliminate most of the restrictive covenants and events of default contained therein. The holders of 99.99% of the aggregate principal amount outstanding of the Existing Notes tendered their Existing Notes and delivered consents in the Exchange

Offer. As a result, on the Effective Date, the Company, certain of its subsidiaries and Deutsche Bank National Trust Company, as successor trustee under the Existing FRN Indenture, executed a supplement to the Existing FRN Indenture (the “Supplemental Indenture”) which deleted most of the restrictive covenants and events of default contained in the Existing FRN Indenture.

The above description of the Supplemental Indenture does not purport to be a complete statement of the parties’ rights and obligations thereunder and is qualified in its entirety by reference to the Supplemental Indenture, a copy of which is attached to this Current Report on Form 8-K as Exhibit 4.2 and is incorporated herein by reference. Any information disclosed in this Current Report on Form 8-K or the exhibits hereto shall not be construed as an admission that such information is material.

Registration Rights Agreement

On the Effective Date, the Company entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with certain holders of the Subordinated Notes (the “Investors”) who were party to the previously announced Recapitalization Support Agreement, dated as of October 29, 2010, as amended (the “RSA”). The Registration Rights Agreement was entered into in connection with the implementation of the CCAA Plan and the exchange of Subordinated Notes for New Common Shares. The Registration Rights Agreement grants the Investors (and their permitted assignees) certain registration rights, including demand, “piggyback” and Form S-3 registration rights, as well as certain information rights.

The Registration Rights Agreement provides that the Investors may make written demands of the Company to register the New Common Shares owned by the Investors; provided, however, that the Company is not obligated to effect more than three such demand registrations. In addition, the Investors will have “piggyback” registration rights entitling them to require the Company to register their New Common Shares in connection with any registration statements filed by the Company following the Effective Date, subject to certain exceptions. Assuming compliance with the eligibility requirements thereof, the Company has also agreed to use commercially reasonable efforts to register the New Common Shares on Form S-3 or any similar short-form registration statement upon the written request of holders of at least 10% of the New Common Shares issued in connection with the implementation of the CCAA Plan. The registration rights granted in the Registration Rights Agreement are subject to customary restrictions such as minimum offering size, blackout periods and other limitations.

The Company has agreed to indemnify the Investors, subject to customary exceptions, against losses suffered by them in connection with (i) any untrue statement or allegedly untrue statement of a material fact contained in any registration statement (including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto); (ii) any omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; and (iii) any violation or alleged violation of securities laws and regulations by the Company.

The above description of the Registration Rights Agreement does not purport to be a complete statement of the parties’ rights and obligations thereunder and is qualified in its entirety by reference to the Registration Rights Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.2 and is incorporated herein by reference. Any information disclosed in this Current Report on Form 8-K or the exhibits hereto shall not be construed as an admission that such information is material.

Item 1.02. Termination of a Material Definitive Agreement.

Debtor-in-Possession Credit Facility

In connection with the implementation of the CCAA Plan, borrowings under the Company’s Debtor-in-Possession Credit Facility were converted into borrowings under the Exit Facility, and the Debtor-in-Possession Credit Facility was terminated.

Shareholder Rights Plan

The Company adopted a shareholder’s rights plan (“the Rights Plan”) on February 10, 1999, which was amended and restated as of March 5, 2002, June 9, 2005 and October 30, 2008. Each shareholder was issued one right under the Rights Plan which entitled the holder thereof to acquire common shares of the Company at a 50% discount to the market upon certain specified events, including upon a person or group of persons acquiring 20% or more of the total common shares of the Company. In connection with the implementation of the CCAA Plan, the Rights Plan was rescinded and terminated and all rights issued thereunder were cancelled and terminated on the Effective Date without any payment or consideration therefor.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information regarding the Exit Facility and the Indenture set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference in this Item 2.03.

Item 3.03. Material Modification to Rights of Security Holders.

The information regarding the Rights Plan and the Supplemental Indenture set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference in this Item 3.03.

The information regarding the amendments to the Company’s Articles and Notice of Articles set forth in Item 5.03 of this Current Report on Form 8-K is incorporated by reference in this Item 3.03.

Item 5.01. Changes in Control of Registrant.

Pursuant to the terms of the CCAA Plan, on the Effective Date (i) holders of the Subordinated Notes received their pro rata share of approximately 96% of the New Common Shares issued and outstanding upon the Effective Date (including the restricted stock and restricted stock units issued under the CCAA Plan) and (ii) beneficiaries of the SIP (as defined below) received grants under the SIP of (X) that number of New Common Shares (in the form of restricted stock and restricted stock units) equal to approximately 4% of the New Common Shares issued and outstanding on the Effective Date, and (Y) options to acquire that number of New Common Shares equal to 5.2% of the New Common Shares issued and outstanding on the Effective Date on a fully-diluted basis (including the restricted stock and restricted stock units issued under the CCAA Plan).

In connection with the implementation of the CCAA Plan, all of the Company’s common shares and options to acquire common shares existing prior to the Effective Date were cancelled without any payment or consideration therefor.

In addition, as discussed in Item 5.02 of this Current Report on Form 8-K, the composition of the Company’s board of directors (the “Board”) as of the Effective Date was reconstituted and is substantially different from the composition of the Board immediately prior to the Effective Date.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure and Appointment of Directors

Pursuant to the CCAA Plan, as of the Effective Date, the following directors ceased to serve on the Board: David Howard, Edward Brown, Arthur Willms, Laura Brege and Henry McKinnell Jr.

As of the Effective Date, the number of directors of the Company was fixed at seven, with Omar Vaishnavi, Donald Casey, Jeffrey Goldberg, Bradley Karro and Kurt Cellar becoming members of the Company’s Board and William Hunter remaining on the Board. As of the Effective Date, Jeffrey Goldberg and Kurt Cellar became Co-Chairman of the Board.

The following directors have been appointed to serve as members of the Audit Committee of the Board: Omar Vaishnavi and Bradley Karro.

The following directors have been appointed to serve as members of the Governance, Nominating and Compensation Committee of the Board: Donald Casey, Jeffrey Goldberg and Omar Vaishnavi.

2011 Stock Incentive Plan

The Company adopted the 2011 Stock Incentive Plan (the “SIP”), an equity-based long-term incentive compensation plan, which is designed to promote the long-term success of the Company and to assist the Company in attracting and retaining individuals with superior experience and ability, through the grant of incentive and nonqualified stock options, stock appreciation rights (whether or not in tandem with a grant of stock options), restricted stock units, deferred stock units, and restricted stock awards. The SIP became effective in connection with the consummation of the CCAA Plan. The Company has reserved 2,130,150 New Common Shares, subject to adjustment for changes in capitalization and other corporate events, for issuance in connection with awards granted pursuant to the SIP. No more than 700,000 shares, subject to adjustment, may be issuable pursuant to stock options or stock appreciation rights granted under the SIP to any one participant in any calendar year. No more than 2,130,150 shares, subject to adjustment, may be issuable under the SIP pursuant to incentive stock options. Unless sooner terminated by the Board, the SIP will terminate the day before the tenth (10th) anniversary of the effective date of the SIP.

In the event of a change in control (as defined in the SIP), the Board may, but need not, provide for (a) awards to be assumed or substituted by the successor or survivor corporation, (b) an adjustment to the number and type of shares subject to outstanding awards, (c) awards to be exercisable, payable, or fully vested with respect to all shares covered thereby, or (d) awards to be canceled upon such event. Under the SIP, if, prior to the date the shares are listed on any stock exchange, a plan participant is terminated for any reason, the Company has the right to repurchase shares received pursuant to any award at a per-share price equal to the fair market value per share on the date of repurchase.

The Board may amend the SIP at any time and from time to time; provided, however, that the Board shall not, without shareholder approval, make any amendment to the SIP that requires shareholder approval pursuant to applicable law or the applicable rules of each securities exchange on which the shares are listed. The repricing of awards is not permitted under the SIP without shareholder approval.

The above description of the SIP does not purport to be a complete statement of the parties’ rights and obligations thereunder and is qualified in its entirety by reference to the SIP, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.3 and is incorporated herein by reference. Any information disclosed in this Current Report on Form 8-K or the exhibits hereto shall not be construed as an admission that such information is material.

Equity Awards

In connection with the implementation of the SIP, the Company granted options with tandem stock appreciation rights, and restricted stock or restricted stock units to its four named executive offers, the details of which are illustrated in the following table:

Name	Title	Restricted Stock/RSUs		Options
William L. Hunter	President and CEO	208,333 (RSUs	)	219,452
K. Thomas Bailey	CFO	65,104		58,521
David McMasters	General Counsel & SVP, Legal	45,573		36,575
Steve Bryant	SVP, Sales & Marketing	32,552		36,575

The options were granted to the named executive officers together with a tandem stock appreciation right, in accordance with the terms of the SIP. To the extent that a holder exercises the option or the tandem stock appreciation right, a proportionate amount of the related option or tandem stock appreciation right shall terminate and be of no further force and effect.

The Company granted the equity awards pursuant to the terms, conditions and restrictions of the SIP and the forms of grant agreements attached hereto as Exhibits 10.4, 10.5, 10.6 and 10.7. Each option with tandem stock appreciation right, or restricted stock or restricted stock unit, as applicable, will vest in three substantially equal installments on the first three anniversaries of the grant date, contingent upon the participant’s continued employment through each applicable vesting date. Any dividends or other distributions paid on restricted stock prior to vesting will be retained by the Company and paid to the holder, without interest, at such time as the underlying shares vest. Mr. Hunter’s restricted stock units are settled in shares as soon as practicable upon request from Mr. Hunter following the applicable vesting dates.

The above description of the award agreements does not purport to be complete and is qualified in its entirety by reference to the forms of grant agreements, copies of which are attached to this Current Report on Form 8-K as Exhibits 10.4, 10.5, 10.6 and 10.7 and are incorporated herein by reference. Any information disclosed in this Current Report on Form 8-K or the exhibits hereto shall not be construed as an admission that such information is material.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Amendments to Notice of Articles

In accordance with the CCAA Plan, the Company’s Notice of Articles was amended to (i) redesignate the class of shares from which the Company’s common shares existing prior to the Effective Date were issued as “Old Common Shares” and (ii) to create the class of common shares from which the New Common Shares were issued. Following the issuance of the New Common Shares, the Notice of Articles was then further amended to eliminate the class of Old Common Shares and the Class I Preference Shares from the authorized capital of the Company.

The above description of the amendments to the Company’s Notice of Articles does not purport to be complete and is qualified in its entirety by reference to the amendments to the Notice of Articles, copies of which are attached to this Current Report on Form 8-K as Exhibits 3.1 and 3.2 and are incorporated herein by reference. Any information disclosed in this Current Report on Form 8-K or the exhibits hereto shall not be construed as an admission that such information is material.

Amended and Restated Articles

In addition, on the Effective Date, the Company’s Articles were amended and restated to provide for, among other things:

•

Board of Directors: The authorized size of the post-Effective Date Board is set at seven members and the new members of the Board are authorized to serve for a term ending on the earlier of (i) June 30, 2013 and (ii) immediately before the election or appointment of the directors elected or appointed at the third annual meeting after the Effective Date. As a result of this proposed change, the new Board would serve for just over two years from the Effective Date, unless removed by the shareholders prior to the expiry of their term in accordance with the Company’s Articles.

•

Tag-Along Rights: If a shareholder (or group of shareholders that are affiliates) owns 45% or more of the New Common Shares and proposes to sell its New Common Shares (subject to an exception for sales of shares involving less than 2.5 percent of the outstanding New Common Shares), other shareholders would have the opportunity to elect to sell a pro rata portion of their New Common Shares in the same transaction.

•

Pre-Emptive Rights on Equity Issuance: If the Company decides to issue new equity or other securities convertible into equity (other than under the SIP or other share compensation plans or in connection with an initial public offering or an acquisition by the Company and certain other exceptions), the holders of New Common Shares would have the right to purchase their pro rata share of such additional New Common Shares before such New Common Shares are offered to any third party for purchase. Subject to certain exceptions, these pre-emptive rights are intended to protect shareholders from the dilution of their ownership percentages in the Company in the event that an equity financing transaction occurs on a private basis prior to an initial public offering.

•

Repurchase of New Common Shares: If the Company makes any offer to purchase New Common Shares, such offer must be made on a pro rata basis to all shareholders (subject to an exception for purchases of equity from management pursuant to the SIP or other share compensation plans). This provision is intended to provide for equal treatment of shareholders in connection with an issuer bid or self tender for New Common Shares by the Company.

•

Going Private Transaction: The Company may not enter into a going-private transaction that would result in a shareholder’s interest being terminated without such shareholder’s consent unless the Company has obtained: (i) the approval of the Board of Directors; and (ii) the opinion of an independent financial advisor of recognized national standing in Canada or the United States addressed to the board with respect to the fairness, from a financial point of view, of the going-private transaction (a “Fairness Opinion”). This requirement is intended to ensure the fair treatment of shareholders in connection with this special type of transaction.

•

Affiliate Transactions: The Company may not enter into a transaction or enter into or amend any agreement or contract (an “Affiliated Transaction”) with a shareholder or affiliated shareholders collectively holding more than 66 2/3% of the New Common Shares (a “Special Majority Shareholder”) unless such Affiliated Transaction is on terms no less favorable to the Company than would have been obtained in a transaction with an unrelated person. The Company must obtain a Fairness Opinion in respect of any Affiliated Transaction involving aggregate consideration of more than $25 million. In addition, if any such Affiliated Transaction requires approval by a special resolution, such Affiliated Transaction must also be approved by an ordinary resolution passed by the shareholders excluding the Special Majority Shareholder. This provision is intended to ensure the fair treatment of minority shareholders in connection with transactions between the Company and majority shareholders.

•

Location of Shareholders’ Meetings: Shareholders’ meetings may be held at any location inside or outside Canada as designated by the Board of Directors. This change is intended to provide the Company with flexibility and reflects the fact that many of the Company’s shareholders will be located in the United States in the period after the Effective Date.

The above description of the Company’s Articles does not purport to be complete and is qualified in its entirety by reference to the Articles, a copy of which is attached to this Current Report on Form 8-K as Exhibit 3.3 and is incorporated herein by reference. Any information disclosed in this Current Report on Form 8-K or the exhibits hereto shall not be construed as an admission that such information is material.

Item 8.01. Other Events.

On May 12, 2011, the Company issued a press release announcing the final implementation of the CCAA Plan and the closing of the Exchange Offer. A copy of the Company’s press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are filed herewith:

Exhibit	Description

3.1	First Amendment to Notice of Articles of Angiotech Pharmaceuticals, Inc., dated May 12, 2011.

3.2	Second Amendment to Notice of Articles of Angiotech Pharmaceuticals, Inc., dated May 12, 2011.

3.3	Articles of Angiotech Pharmaceuticals, Inc.

4.1	Indenture, dated May 12, 2011, by and among Angiotech Pharmaceuticals, Inc., certain of its subsidiaries party thereto and Deutsche Bank National Trust Company, as trustee, for senior secured floating rate notes due 2013.

4.2	Supplemental Indenture, dated May 12, 2011, by and among Angiotech Pharmaceuticals, Inc., certain of its subsidiaries party thereto and Deutsche Bank National Trust Company, as trustee, for senior floating rate notes due 2013.

10.1	Credit Agreement, dated May 12, 2011, by and among Angiotech Pharmaceuticals, Inc., as Parent, the subsidiaries of Parent listed as borrowers on the signature pages thereto, as borrowers, the lenders signatory thereto, as lenders and Wells Fargo Capital Finance, LLC as arranger and administrative agent.

10.2	Registration Rights Agreement, dated May 12, 2011, among Angiotech Pharmaceuticals, Inc. and the investors party thereto.

10.3	Angiotech Pharmaceuticals, Inc. 2011 Stock Incentive Plan.

10.4	Form of Restricted Share Unit Award Agreement (for Canadian participants).

10.5	Form of Restricted Stock Award Agreement (for U.S. Participants).

10.6	Form of Stock Option/SAR Award Agreement (for Canadian participants).

10.7	Form of Stock Option/SAR Award Agreement (for U.S. participants).

99.1	Press Release, dated May 12, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Angiotech Pharmaceuticals, Inc. (Registrant)

Dated: May 16, 2011	By:	/s/ K. Thomas Bailey
Name: K. Thomas Bailey
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

3.1	First Amendment to Notice of Articles of Angiotech Pharmaceuticals, Inc., dated May 12, 2011.

3.2	Second Amendment to Notice of Articles of Angiotech Pharmaceuticals, Inc., dated May 12, 2011.

3.3	Articles of Angiotech Pharmaceuticals, Inc.

4.1	Indenture, dated May 12, 2011, by and among Angiotech Pharmaceuticals, Inc., certain of its subsidiaries party thereto and Deutsche Bank National Trust Company, as trustee, for senior secured floating rate notes due 2013.

4.2	Supplemental Indenture, dated May 12, 2011, by and among Angiotech Pharmaceuticals, Inc., certain of its subsidiaries party thereto and Deutsche Bank National Trust Company, as trustee, for senior floating rate notes due 2013.

10.1	Credit Agreement, dated May 12, 2011, by and among Angiotech Pharmaceuticals, Inc., as Parent, the subsidiaries of Parent listed as borrowers on the signature pages thereto, as borrowers, the lenders signatory thereto, as lenders and Wells Fargo Capital Finance, LLC as arranger and administrative agent.

10.2	Registration Rights Agreement, dated May 12, 2011, among Angiotech Pharmaceuticals, Inc. and the investors party thereto.

10.3	Angiotech Pharmaceuticals, Inc. 2011 Stock Incentive Plan.

10.4	Form of Restricted Share Unit Award Agreement (for Canadian participants).

10.5	Form of Restricted Stock Award Agreement (for U.S. participants).

10.6	Form of Stock Option/SAR Award Agreement (for Canadian participants).

10.7	Form of Stock Option/SAR Award Agreement (for U.S. participants).

99.1	Press Release, dated May 12, 2011.